As filed with the Securities and Exchange Commission on August 4, 2023.

File No. 000-56556

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

Bloom HoldCo LLC
(Exact name of registrant as specified in charter)

Delaware	82-4706208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Brickell Avenue, Suite 715, Miami FL	33131
(Address of principal executive offices)	(Zip Code)

(850) 660-7301
(Registrant’s telephone number, including area code)

with copies to:

Samuel P. Williams, Esq.

Hailey Lennon, Esq.

Darius Alam, Esq.

 Ivan Chaykovskiy, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

(617) 856-8200

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

BLT Token
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 2 on Form 10/A (this “Amendment”) amends the registration statement on Form 10 of Bloom HoldCo LLC, as filed with the Securities and Exchange Commission (“SEC”) on June 5, 2023 (the “Form 10” or “Registration Statement”). This Amendment is being filed as an exhibit-only filing solely to file an amended Exhibit 99.1, the Form of Bloom HoldCo LLC Notice and Claim Form. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 15 of the Registration Statement, and the signature pages to the Registration Statement. No other changes were made to the Form 10.

This Amendment reflects information as of the filing date of the Form 10, does not reflect events occurring after that date and does not modify or update in any way disclosures made in the Form 10, except as specifically noted above.

Unless the context otherwise requires or as is otherwise indicated, references in this Registration Statement to the “Company,” “Bloom,” “we,” “our,” and “us,” or similar terms, refer to Bloom HoldCo LLC, a Delaware limited liability company, and its consolidated subsidiaries.

i

TABLE OF CONTENTS

Page
Explanatory Note	i
Item 15. Financial Statements and Exhibits	1

ii

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) List separately all financial statements filed

Reference is made to Item 13 “Financial Statements and Supplementary Data” of this Registration Statement.

(b) Exhibits

Exhibit No.	Description
3.1**^	Second Amended and Restated Limited Liability Company Operating Agreement of Bloom HoldCo LLC, effective as of May 11, 2023.
4.1**	Bloom Protocol, LLC, Terms and Conditions Relating to Token Sale, dated as of November 15, 2017.
10.1**	Promissory Note, dated as of July 18, 2022, by and between Jesse Leimgruber and Bloom HoldCo LLC.
10.2**	Equity Pledge Agreement, dated as of July 18, 2022, by and between Jesse Leimgruber and Bloom HoldCo, LLC.
10.3**^	Bloom HoldCo LLC Contribution Agreement, dated as of December 26, 2017, by and between Alain Pierre Meier, John Carlton Backus III, Jesse Jordan Leimgruber, Ryan Douglas Faber and Bloom HoldCo LLC.
10.4**	Bloom HoldCo LLC Amended and Restated 2019 Equity Incentive Plan, effective as of March 29, 2019.
10.5**	Advisor Agreement by and between Bloom HoldCo LLC and Diana J. Bushard, dated as of May 11, 2023.
10.6**	Advisor Agreement by and between Bloom HoldCo LLC and Ryan D. Faber, dated as of May 11, 2023.
10.7**	Form of Bloom HoldCo LLC Indemnification Agreement.
10.8**	Notice of Restricted Stock Unit Award to Steven P. Mullins, dated August 13, 2021.
10.9**	Notice of Restricted Stock Unit Award to Diana J. Bushard, dated August 13, 2021.
21.1**	List of Subsidiaries of Bloom HoldCo LLC.
99.1*	Form of Bloom HoldCo LLC Notice and Claim Form.

*	Filed herewith
**	Previously filed.

^	Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/s/ Ryan D. Faber
Name:	Ryan D. Faber
Title:	Chief Executive Officer

By:	/s/ Steven P. Mullins
Name:	Steven P. Mullins
Title:	Chief Financial Officer

Date: August 4, 2023

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